Exhibit 99.1

SAB Biotherapeutics Appoints Jay Skyler, MD, to the Board of Directors

MIAMI, May 06, 2024 (GLOBE NEWSWIRE) – SAB Biotherapeutics (Nasdaq: SABS) (the “Company” or “SAB”), a clinical-stage biopharmaceutical company with a novel immunotherapy platform developing a human anti-thymocyte immunoglobulin (hIgG) for delaying the onset or progression of type 1 diabetes (T1D), today announced that Jay Skyler, MD, MACP, FRCP has been appointed to the company’s Board of Directors.

“Dr. Skyler’s appointment to our Board of Directors is a major milestone for SAB,” said Samuel J. Reich, SAB’s chairman and Chief Executive Officer. “His deep expertise in type 1 diabetes research and leadership in the field will provide insights that will be invaluable to our SAB-142 program. Speaking on behalf of the Board, we are honored to add Dr. Skyler to the Board of Directors and look forward to his contributions as we continue to advance a disease-modifying therapy.”

“I look forward to a future where we may delay the onset or progression of type 1 diabetes, and I’m optimistic about SAB’s potential role in that milestone with the novel approach of SAB-142,” noted Dr. Skyler of his appointment. “Disease modification is a nascent but critically important field, particularly in type 1 diabetes where prevention of immune destruction and preservation of beta cell mass or function are both considered ideal therapeutic goals.”

Dr. Skyler’s career in diabetes spans more than five decades, and he is currently a Professor of Medicine, Pediatrics, & Psychology, in the Division of Endocrinology Diabetes & Metabolism, Department of Medicine, University of Miami Leonard M. Miller School of Medicine, Miami, Florida, where he served as Director of that Division from 2000 to 2004. From 1993 until 2015, he was Chairman of the NIH (NIDDK)-sponsored Diabetes Prevention Trial - Type 1 (DPT-1) and its successor Type 1 Diabetes TrialNet, a nationwide (and global) network conducting clinical trials to interdict type 1 diabetes.

He is Deputy Director for Clinical Research and Academic Programs at the Diabetes Research Institute, University of Miami, where he previously was Area Leader for Immunomodulation and Tolerance. He also is a Member of the University of Miami Interdisciplinary Stem Cell Institute.

A native of Philadelphia, Dr. Skyler is a graduate of Pennsylvania State University and Jefferson Medical College, and did his postgraduate training in Internal Medicine and in Endocrinology & Metabolism at Duke University Medical Center.

About SAB-142

SAB-142 is a human alternative to rabbit anti-thymocyte globulin (ATG). SAB-142’s mechanism of action is analogous to that of rabbit ATG, which has been clinically validated in multiple clinical trials T1D, demonstrating the ability to slow down disease progression in patients with new or recent onset of Stage 3 type 1 diabetes.

Two clinical trials have shown that a single, low dose of rabbit ATG has demonstrated the ability to modulate the body’s immune response to help slow beta cell destruction and preserve the ability of these cells to generate insulin, which the body needs to regulate blood sugar and carry out all human activities.

SAB-142, like rabbit ATG, directly targets multiple immune cells involved in destroying pancreatic beta cells. By stopping immune cells from attacking beta cells, this treatment has potential to preserve insulin-producing beta cells. However, most humans treated with rabbit ATG develop serum sickness and anti-drug antibodies from exposure to the rabbit-derived antibody. SAB-142 is a human antibody, intended to allow safe, consistent re-dosing for type 1 diabetes, a lifelong chronic disease, without the potential risk of inducing the major adverse immune reactions that can occur with administration of an animal ATG.

About SAB Biotherapeutics, Inc.

SAB Biotherapeutics (SAB) is a clinical-stage biopharmaceutical company focused on developing human, multi- targeted, high-potency immunoglobulins (IgGs), without the need for human donors or convalescent plasma, to treat and prevent immune and autoimmune disorders. The Company’s lead asset, SAB-142, targets T1D with a disease-modifying therapeutic approach that aims to change the treatment paradigm by delaying onset and potentially preventing disease progression. Using advanced genetic engineering and antibody science to develop Transchromosomic (Tc) Bovine™, the only transgenic animal with a human artificial chromosome, SAB’s DiversitAb™ drug development production system is able to generate a diverse repertoire of specifically targeted, high-potency, human IgGs that can address a wide range of serious unmet needs in human diseases without the need for convalescent plasma or human donors. For more information on SAB, visit: https://www.SAB.bio/ and follow SAB on Twitter and LinkedIn.

Forward-Looking Statements

Certain statements made in this current report that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “to be,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, including, the impact members of SAB’s leadership team will have on the Company’s business and results of operations, and the development and efficacy of our T1D program and other discovery programs.

These statements are based on the current expectations of SAB and are not predictions of actual performance, and are not intended to serve as, and must not be relied on, by any investor as a guarantee, prediction, definitive statement, or an assurance, of fact or probability. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties and other factors which may be beyond our control. Actual events and circumstances are difficult or impossible to predict, and these risks and uncertainties may cause our or our industry’s results, performance, or achievements to be materially different from those anticipated by these forward-looking statements. A further description of risks and uncertainties can be found in the sections captioned “Risk Factors” in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, as may be amended or supplemented from time to time, and other filings with or submissions to, the U.S. Securities and Exchange Commission, which are available at https://www.sec.gov/. Except as otherwise required by law, SAB disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events, or circumstances or otherwise.

CONTACTS

Media Relations:

khollon@sab.bio

Investor Relations:

matt@milestone-advisorsllc.com